Exhibit 99.1

Viking Therapeutics Reports Second Quarter 2016 Financial Results and Provides Corporate Update

•	VK5211 Phase 2 study in hip fracture proceeding in U.S., expanding in EU

•	VK2809 Phase 2 study in hypercholesterolemia and fatty liver disease to open this month

•	VK0214 Preclinical proof-of-concept study demonstrates positive results in X-ALD

•	Completed a public offering of common stock, raising $10.8 million

SAN DIEGO, August 10, 2016 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the second quarter of 2016, and provided an update on its clinical pipeline and other corporate developments.

Highlights from, and Subsequent to, the Quarter Ended June 30, 2016

"During the second quarter, we made important progress with key pipeline programs, including our two Phase 2 clinical programs, VK5211 for hip fracture and VK2809 for hypercholesterolemia and fatty liver disease,” stated Brian Lian, Ph.D., chief executive officer of Viking.  “We completed the opening of all U.S. sites for VK5211, expanded the study to Europe, and enrolled the first European patients.  We also made excellent progress toward the initiation of our upcoming VK2809 Phase 2 study, and expect to begin screening patients for enrollment this month.  Both programs continue to advance, and we expect to report data in the first half of 2017.  In addition to our clinical progress, we achieved an early but important preclinical milestone and announced positive results from a proof-of-concept study of VK0214 in an in vivo model of X-linked adrenoleukodystrophy (X-ALD).  Finally, during the second quarter we completed a successful offering of common stock and warrants, raising $10.8 million and further strengthening our balance sheet.”

Pipeline and Corporate Highlights

▪

Completed opening all planned U.S. sites for the ongoing Phase 2 clinical trial of VK5211 in hip fracture recovery patients.  VK5211 is a novel, orally available, non-steroidal small molecule selective androgen receptor modulator (SARM) which has been shown to have a stimulatory effect on lean body mass and bone mineral density, and may offer significant benefits to patients recovering from hip fracture surgery.  The company also began its previously-announced expansion of this study to include up to 17 EU sites.  Viking currently expects the trial to be completed in 2Q17.

▪	Finalized preparations to initiate a Phase 2 clinical trial of VK2809 in hypercholesterolemia and fatty liver disease. VK2809 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for liver tissue as well as the beta receptor subtype, suggesting promise in this patient population.  The upcoming trial will be a randomized, placebo-controlled, parallel group, multicenter trial in up to 80 patients, designed to evaluate the effects of VK2809 on plasma lipids and liver fat following 12 weeks of dosing.  Viking expects to begin screening patients for this trial later this month, and to complete the study in 2Q17.

▪

Presented positive data from a Phase 1b clinical trial of VK2809 in subjects with mild hypercholesterolemia at the 65th Annual Scientific Session & Expo of the American College of Cardiology (ACC).  The results demonstrated substantial and clinically meaningful reductions in subjects' low-density lipoprotein cholesterol (LDL-C), triglycerides, and improvements in other measures following 14 days of treatment.  The presentation received a prestigious Best Poster award from the ACC.

▪

Announced positive top-line results from an in vivo proof-of-concept study of VK0214 for X-linked adrenoleukodystrophy (X-ALD). This study showed that VK0214 rapidly reduced plasma very long chain fatty acid (VLCFA) levels by more than 25% in treated animals compared with vehicle controls (p < 0.01).  The study successfully achieved its primary objective, which was to demonstrate the ability of VK0214 to lower plasma VLCFA levels after six weeks of treatment.  As the accumulation of VLCFAs is believed to contribute to the underlying pathology of X-ALD, these data provide support for the continued evaluation of VK0214 in this indication. Detailed results will be presented at the upcoming meeting of the American Thyroid Association, as outlined below.

▪	Completed a public offering of common stock and warrants, including the underwriters' full exercise of the over-allotment option, generating gross proceeds of approximately $10.8 million.

Upcoming Data Presentations from Pipeline Programs

▪	VK5211: A Phase 1 Study of the Selective Androgen Receptor Modulator VK5211 in Elderly Males and Females

Poster presentation

5th Fragility Fracture Network Global Congress

Rome, September 1, 2016

▪	VK5211: Design of a Clinical Study to Determine the Effects of the Selective Androgen Receptor Modulator VK5211 on Hip Fracture Recovery in Elderly Subjects

Poster and oral presentation – Named A Top 15 Conference Poster

5th Fragility Fracture Network Global Congress

Rome, September 2, 2016

▪	VK0214: Evaluation of the Thyroid Hormone Receptor Agonist VK0214 in an In Vivo Model of X-Linked Adrenoleukodystrophy

Poster presentation

86th Annual Meeting of the American Thyroid Association

Denver, Colorado, September 23, 2016

▪	VK2809: Reduction of Atherogenic Lipoprotein (a) and Apolipoprotein B in Humans With the Selective Thyroid Receptor Beta Agonist VK2809

Poster presentation

American Heart Association Scientific Sessions 2016

New Orleans, Louisiana, November 14, 2016

Financial Highlights

Second Quarter Ended June 30, 2016 and 2015

Research and development expenses for the three months ended June 30, 2016 were $2.4 million compared to $1.1 million for the same period in 2015. The increase was primarily due to increased activities related to our ongoing VK5211 Phase 2 clinical trial and planning for the initiation of our VK2809 Phase 2 clinical trial.

General and administrative expenses for the three months ended June 30, 2016 decreased to $1.2 million from $1.5 million for the same period in 2015. The decrease was primarily due to a decrease in stock-based compensation offset by increased staffing and other costs associated with being a publicly traded company following the close of the company's initial public offering in May 2015.

For the three months ended June 30, 2016, Viking reported a net loss of $3.7 million, or $0.22 per share, compared to a net loss of $7.9 million, or $1.07 per share, in the corresponding period in 2015. The decrease in net loss for the three months ended June 30, 2016 was primarily due to the change in fair value of accrued license fees expense of $4.4 million in 2015 with no comparable expense in 2016 and a decrease in general and administrative expenses offset by an increase in research and development expenses.

Six Months Ended June 30, 2016 and 2015

Research and development expenses for the six months ended June 30, 2016 were $4.2 million compared to $1.2 million for the same period in 2015. The increase was primarily due to increased activities related to our ongoing VK5211 Phase 2 clinical trial and planning for the initiation of our VK2809 Phase 2 clinical trial and increased staffing.

General and administrative expenses for the six months ended June 30, 2016 increased to $2.6 million compared to $1.8 million for the same period in 2015. The increase was primarily due to increased staffing and other costs associated with being a publicly traded company following the close of the company's initial public offering in May 2015.

For the six months ended June 30, 2016, Viking reported a net loss of $7.3 million, or $0.56 per share, compared to a net loss of $13.6 million, or $2.38 per share, in the corresponding period in 2015. The decrease in net loss for the six months ended June 30, 2016 was primarily due to the change in fair value of accrued license fees expense of $9.4 million in 2015 with no comparable expense in 2016 offset by an increase in research and development and general and administrative expenses.

Balance Sheet as of June 30, 2016

At June 30, 2016, Viking held cash, cash equivalents and investments totaling $17.2 million. As of July 31, 2016, Viking had 19,277,651 shares of common stock outstanding.

About Viking Therapeutics, Inc.

Viking Therapeutics, Inc. is a clinical-stage biopharmaceutical company focused on the development of novel, first-in-class or best-in-class therapies for metabolic and endocrine disorders.  The company’s research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients’ lives.  Viking has exclusive worldwide rights to a portfolio of five therapeutic programs in clinical trials or preclinical studies, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.  The company’s clinical programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator, or SARM, in Phase 2 development for the treatment and prevention of lean body mass loss in patients who have undergone hip fracture surgery, VK2809, a small molecule thyroid beta agonist entering Phase 2 development for hypercholesterolemia and fatty liver disease, and VK0612, a first-in-class, orally available drug candidate in Phase 2 development for type 2 diabetes.  Viking is also developing novel and selective agonists of the thyroid beta receptor for adrenoleukodystrophy, as well as two earlier-stage programs targeting metabolic diseases and anemia.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, including statements about Viking's expectations regarding its development activities, expected timing for clinical trial screening, enrollment and completion and the announcement of clinical trial data, VK5211's, VK2809’s and VK0214’s potential to produce therapeutic benefits and the potential exercise of Viking’s outstanding warrants. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials; and risks regarding regulatory requirements, among others discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	2,371,058	1,100,906	4,248,236	1,239,875
General and administrative	1,206,995	1,526,008	2,597,233	1,848,079
Total operating expenses	3,578,053	2,626,914	6,845,469	3,087,954
Loss from operations	(3,578,053)	(2,626,914)	(6,845,469)	(3,087,954)
Other income (expense):
Change in fair value of accrued license fees	—	(4,421,338)	—	(9,381,848)
Change in fair value of debt conversion feature liability	412,050	(546,485)	508,597	(629,141)
Amortization of debt discount	(524,977)	(240,515)	(925,634)	(412,471)
Interest expense, net	(1,813)	(29,814)	(17,275)	(65,067)
Total other income (expense)	(114,740)	(5,238,152)	(434,312)	(10,488,527)
Net loss	(3,692,793)	(7,865,066)	(7,279,781)	(13,576,481)
Other comprehensive gain (loss), net of tax:
Unrealized gain (loss) on securities	(6,591)	(12,461)	584	(12,461)
Comprehensive loss	$(3,699,384)	$(7,877,527)	$(7,279,197)	$(13,588,942)
Basic and diluted net loss per share	$(0.22)	$(1.07)	$(0.56)	$(2.38)
Weighted-average shares used to compute basic and diluted net loss per share	17,105,374	7,331,861	13,060,576	5,711,735

Viking Therapeutics, Inc.

Balance Sheets

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,159,930	$768,550
Short-term investments – available for sale	12,036,539	13,335,499
Prepaid expenses and other current assets	1,113,696	1,097,599
Total current assets	18,310,165	15,201,648
Deferred public offering financing costs	158,842	157,455
Deposits	80,000	80,000
Total assets	$18,549,007	$15,439,103
Liabilities, convertible notes and stockholders’ equity
Current liabilities:
Accounts payable	$1,206,384	$592,414
Other accrued liabilities	852,744	1,384,398
Accrued interest, current	10,455	—
Convertible notes payable, current (net of discount of $1,538,044 and $0 at June 30, 2016 and December 31, 2015, respectively)	2,382,688	—
Debt conversion feature liability, current	1,286,621	—
Total current liabilities	5,738,892	1,976,812
Accrued interest, non-current	—	183,611
Convertible notes payable (net of discount of $0 and $348,460 at June 30, 2016 and December 31, 2015, respectively)	—	2,151,540
Debt conversion feature liability	—	2,370,903
Deferred rent	24,646	31,239
Total long-term liabilities	24,646	4,737,293
Total liabilities	5,763,538	6,714,105
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at June 30, 2016 and December 31, 2015; no shares issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at June 30, 2016 and December 31, 2015; 19,275,277 and 9,683,741 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively.	193	97
Additional paid-in capital	65,617,288	54,277,716
Accumulated deficit	(52,825,226)	(45,545,445)
Accumulated other comprehensive loss	(6,786)	(7,370)
Total stockholders’ equity	12,785,469	8,724,998
Total liabilities and stockholders’ equity	$18,549,007	$15,439,103

Contacts:

Viking Therapeutics, Inc.

Michael Morneau

mmorneau@vikingtherapeutics.com

858-704-4660

Vida Strategic Partners

Stephanie Diaz (Investors)

sdiaz@vidasp.com

(415) 675-7401

Tim Brons (Media)

tbrons@vidasp.com

(415) 675-7402